UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           Gateway Energy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   367600 30 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 6, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /_/ Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     /_/ Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No.  367600 30 1
         ---------------

   1       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Gulfshore Midstream Pipelines, Ltd.
           76-0693660
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a) /__/
           (b) /__/
--------------------------------------------------------------------------------
   3       SEC USE ONLY
--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION
           State of Texas, United States of America
--------------------------------------------------------------------------------

                             5     SOLE VOTING POWER

           Number of               1,550,000
                             ---------------------------------------------------

           Shares            6     SHARED VOTING POWER

           Beneficially            None
           Owned by          ---------------------------------------------------

           Each              7     SOLE DISPOSITIVE POWER

           Reporting               1,550,000 shares Common Stock
           Person            ---------------------------------------------------

           With              8     SHARED DISPOSITlVE POWER

                                      None
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,550,000 shares of the Common Stock
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.21% of Common Stock
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (See Instructions)

           PN
--------------------------------------------------------------------------------

                                Page 2 of 4 pages

Item 1.   (a)      Name of Issuer:
                   ----------------
                   Gateway Energy Corporation

          (b) Address of Issuer's Principal Executive Offices:
                   ------------------------------------------------
                   500 Dallas Street, Suite 2615
                   Houston, Texas  77002

Item 2.   (a)      Name of Person Filing:
                   ----------------------
                   Gulfshore Midstream Pipelines, Ltd. (A Texas Limited
                   Partnership acting by and through its General Partner, Gulfshore Midstream, LLC)

          (b) Address of Principal Business Office or, if none, Residence:
                   ------------------------------------------------------------
                   10375 Richmond Ave., Suite 900
                   Houston, TX  77042

          (c)      Citizenship:
                   ------------
                   United States of America

          (d) Title of Class of Securities:
                   -----------------------------
                     Common Stock, par value $.25 per share

          (e) CUSIP Number:
                   -------------
                   367600 30 1

Item      3. If this statement if filed pursuant toss.240.13d-1(b) or 240.13d-2
          (b) or (c), check whether the person filing is a:

          (a) /__/ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b)      /__/ Bank as defined in section 3(a) (6) of the Act (15
                   U.S.C. 78c).

          (c) /__/ Insurance company as defined in section 3(a) (19) of the Act (15 U.S.C. 78c).

          (d) /__/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /__/ An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

          (f) /__/ An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) /__/ A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

          (h) /__/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) /__/ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)      /__/ Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                Page 3 of 4 pages

Item 4.   Ownership:

          (a) Amount beneficially owned:      1,550,000 shares of Common Stock
                                             -----------------------------------

          (b) Percent of class:               8.21% of Common Stock
                                    --------------------------------------------

          (c) Number of shares as to which the person has:


                   (i) Sole power to vote or to direct the vote 1,550,000 shares
                                                                ----------------

                   (ii) Shared power to vote or to direct the vote     None
                                                                  --------------

                   (iii)Sole power to dispose or to direct the disposition of
                        1,550,000 shares of Common Stock
                        --------------------------------------------------------

                   (iv) Shared power to dispose or to direct the disposition of
                        None
                        --------------------------------------------------------


Item 5.   Ownership of Five Percent or Less of a Class.

      If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                        -----

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

                                                    September 13, 2007
                                            ------------------------------------
                                                           Date

                                            /s/  Jerry L. Verbout
                                            ------------------------------------
                                                         Signature


                                            Jerry L. Verbout,
                                            CEO of Gulfshore Midstream, LLC,
                                            General Partner of Gulfshore
                                            Midstream Pipelines, Ltd.
                                            ------------------------------------
                                                         Name/Title

                                Page 4 of 4 pages